                                                                     EXHIBIT 2.1

                                                                    EXECUTION

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                    LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.,
                            L&H HOLDINGS USA, INC.,
                             L&H AUTOMOTIVE, INC.,
                          VISTEON ACQUISITION CORP.,
                                      AND
                              VISTEON CORPORATION


                                 MARCH 7, 2001

                               TABLE OF CONTENTS

ARTICLE I - DEFINITIONS.................................................................................  2
  1.1  Defined Terms....................................................................................  2
  1.2  Other Defined Terms..............................................................................  6
ARTICLE II - PURCHASE AND SALE OF ASSETS................................................................  7
  2.1  Purchase and Sale of Assets and License of Licensed Technology...................................  7
  2.2  Purchase Price...................................................................................  9
  2.3  Tax Treatment....................................................................................  9
  2.4  Liabilities......................................................................................  9
ARTICLE III - CLOSING................................................................................... 10
  3.1  Closing.......................................................................................... 10
  3.2  Actions at the Closing........................................................................... 10
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER................................................... 12
  4.1  Organization, Good Standing and Qualification.................................................... 12
  4.2  Authority and Enforceability..................................................................... 12
  4.3  No Conflict or Violation......................................................................... 13
  4.4  Consents and Approvals........................................................................... 13
  4.5  Assumed Contracts................................................................................ 13
  4.6  Litigation, Proceedings and Applicable Law....................................................... 14
  4.7  Intellectual Property............................................................................ 14
  4.8  Absence of Certain Changes....................................................................... 16
  4.9  Assets Generally................................................................................. 16
  4.10 Warranties and Indemnities....................................................................... 17
  4.11 Employees........................................................................................ 17
  4.12 Employee Benefit and Compensation Plans.......................................................... 17
  4.13 Taxes............................................................................................ 18
  4.14 Defaults......................................................................................... 18
  4.15 Brokers.......................................................................................... 18
  4.16 Insurance........................................................................................ 18
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER..................................................... 19
  5.1  Organization, Good Standing and Qualification.................................................... 19
  5.2  Authority........................................................................................ 19
  5.3  No Conflict or Violation......................................................................... 19
  5.4  Brokers.......................................................................................... 20
  5.5  Consents and Approvals........................................................................... 20
  5.6  Litigation, Proceedings and Applicable Law....................................................... 20
  5.7  No Knowledge of Breach by Seller................................................................. 20
ARTICLE VI - CERTAIN COVENANTS.......................................................................... 20
  6.1  Covenants of Both Parties........................................................................ 20
  6.2  Seller's Covenants............................................................................... 21
  6.3  Employment Matters............................................................................... 26
  6.4  Update of Disclosure Schedules................................................................... 27
  6.5  Termination of Agreements........................................................................ 27
  6.6  Good Faith....................................................................................... 27
  6.7  Cooperation with Respect to United Kingdom....................................................... 28
  6.8  Additional Party................................................................................. 28
ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS........................................................ 28
  7.1  Representations, Warranties and Covenants........................................................ 28
  7.2  Consents......................................................................................... 28
  7.3  Certificates..................................................................................... 29
  7.4  Corporate Documents.............................................................................. 29
  7.5  Form of Pleadings................................................................................ 29
  7.6  Officer's Certificate with Regard to Seller Property............................................. 29
ARTICLE VIII - CONDITIONS TO BUYER'S OBLIGATIONS........................................................ 29

  8.1   Representations, Warranties and Covenants.......................................................  29
  8.2   Consents........................................................................................  29
  8.3   No Governmental Proceedings or Litigation.......................................................  30
  8.4   Certificates....................................................................................  30
  8.5   Officer's Certificate with Regard to Assets.....................................................  30
  8.6   Corporate Documents.............................................................................  30
  8.7   No Material Adverse Effect......................................................................  31
  8.8   Transferred Employees...........................................................................  31
  8.9   Creditor's Committee Support....................................................................  31
  8.10  Due Diligence...................................................................................  31
  8.11  Form of Pleadings...............................................................................  31
ARTICLE IX - CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER..............................................  31
  9.1   Conditions......................................................................................  31
ARTICLE X - TERMINATION, AMENDMENT AND WAIVER...........................................................  32
  10.1  Termination.....................................................................................  32
  10.2  Effect of Termination...........................................................................  33
  10.3  Entire Agreement; Amendments and Waivers........................................................  33
ARTICLE XI - INDEMNIFICATION............................................................................  33
  11.1  By the Buyer and the Seller.....................................................................  33
  11.2  By Seller.......................................................................................  34
  11.3  By Buyer........................................................................................  34
  11.4  Claims for Indemnification......................................................................  35
  11.5  Defense by Indemnifying Party...................................................................  35
  11.6  Payment of Indemnification Obligation...........................................................  36
  11.7  Survival of Representations; Claims for Indemnification.........................................  36
  11.8  Threshhold; Cap.................................................................................  36
ARTICLE XII - GENERAL...................................................................................  36
  12.1  Assignment......................................................................................  36
  12.2  Notices.........................................................................................  37
  12.3  Choice of Law...................................................................................  38
  12.4  Publicity.......................................................................................  38
  12.5  Multiple Counterparts...........................................................................  39
  12.6  Expenses........................................................................................  39
  12.7  Invalidity......................................................................................  39
  12.8  Titles..........................................................................................  39
  12.9  Survival........................................................................................  39
  12.10 Remedies........................................................................................  39
  12.11 Arbitration.....................................................................................  40
  12.12 Settlement Discussion...........................................................................  40
  12.13 Guaranty........................................................................................  40

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of March 7, 2001, by and among Lernout & Hauspie Speech Products N.V., a corporation organized and existing under the laws of the Kingdom of Belgium ("L&H"), L&H Holdings USA, Inc., a corporation organized and existing under the laws of the State of Delaware ("Holdings") and L&H Automotive, Inc., a corporation organized and existing under the laws of the State of Delaware ("Automotive"), on the one hand (L&H, Holdings, Automotive and R&D are together and individually referred to herein as "Seller"), Visteon Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, on the other hand ("Buyer"), and Visteon Corporation, a corporation organized and existing under the laws of the State of Delaware ("Visteon") as guarantor of the obligations of Buyer hereunder.

                                   WITNESSETH:

     WHEREAS, Visteon (as successor to Ford Motor Company) and Holdings (as successor by merger to Dragon Systems, Inc.) are parties to that certain services agreement executed on or about December 10, 1997 (the "Dragon Service Agreement");

     WHEREAS, Visteon, L&H and Automotive, have executed that certain Operating Agreement, dated as of May 25, 2000, of Automotive Voice Solutions, L.L.C., a Delaware limited liability company (the "Operating Agreement");

     WHEREAS, L&H is the subject of bankruptcy proceedings in the Kingdom of Belgium;

     WHEREAS, L&H and one or more of the Subsidiaries are a debtor-in-possession in a bankruptcy proceeding pending in the United States of America before the United States Bankruptcy Court for the District of Delaware (Case Nos. 00-4397 through 00-4399 (JHW), jointly administered);

     WHEREAS, Visteon and L&H are parties to an adversarial proceeding captioned Visteon Corporation v. Lernout & Hauspie Speech Recognition Products N. V., L&H Automotive, Inc. and John Duerden, Civil Action No. 00-4599 BLS (Sup. Ct. Mass.) (the "Litigation");

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer. certain assets related to Seller's performance under the Dragon Service Agreement, and Buyer and Seller mutually desire to enter into the License Agreement and the Other Agreements, pursuant to the terms and subject to the conditions set forth herein; and

     WHEREAS, in consideration of such purchase, Visteon and L&H mutually desire to dismiss the Litigation and terminate the Operating Agreement and the Dragon Service Agreement pursuant to the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual agreements, provisions and covenants herein contained, Buyer and Seller hereby mutually agree as follows:

                             ARTICLE I - DEFINITIONS

     1.1 Defined Terms.
         -------------

     As used herein, the terms below shall have the following meanings:

     "Action" shall mean any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation, at law or in equity, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal related to, arising out of, or resulting from Seller's (i) operation of its business as it relates to the Assets, (ii) use of the Assets or (iii) actions pursuant to the Assumed Contracts.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director, officer or employee of such Person. For purposes of this definition of Affiliate, "control" shall mean the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

     "Assets" shall mean the property listed on Schedule 1 and all of the right,
                                                ----------
title, and interest of the Seller therein and the Contract Rights, the Recovery Rights, the Personal Property, the Books and Records, and the Intellectual Property.

     "Assumed Contracts" shall mean those Contracts that are listed on Schedule
                                                                       --------
4.5(b) hereto, as such schedule may be amended in accordance with the provisions
------
of this Agreement prior to the entry of an order of the U.S. Bankruptcy Court approving the assumption and assignment of such Contracts to Buyer, to the extent they relate to the Assets, and for which Buyer shall be responsible after the Effective Time, and any amendment to or modification of an Assumed Contract.

     "Assumed Liabilities" shall mean all liabilities arising out of the Assumed Contracts from events and/or circumstances occurring after the Effective Time.

     "Bankruptcy Cases" shall mean the U.S. Bankruptcy Case and the Belgium Bankruptcy Case.

     "Bankruptcy Court" shall mean the U.S. Bankruptcy Court and the Belgium Bankruptcy Authority, as applicable.

     "Bankruptcy Court Approval" shall mean the approval of the U.S. Bankruptcy Court and the Belgium Bankruptcy Authority.

     "Belgium Bankruptcy Case" means the concordat granted by the leper Commercial Court of Belgium on or about January 5, 2001.

     "Belgium Bankruptcy Code" means Belgium Law relating to judicial composition and bankruptcies.

     "Belgium Bankruptcy Authority" shall mean, as applicable, the judicial composition commissioners or the leper Commercial Court presiding over the Belgium Bankruptcy Case which appointed such commissioners.

     "Books and Records" shall mean all material records or portions thereof (or copies thereof), including computerized books and records, owned by Seller that relate to the Assets, including engineering information, sales and promotional literature, manuals and data, test data, lists of customers and suppliers, and any material files relating to any Action in respect of any Assumed Contract to the extent they relate to the Assets; provided, that, Seller shall be entitled to redact from the Books and Records any portion thereof that does not relate to the Assets; and, provided further that nothing herein shall require Seller to disclose, provide or divulge to the Buyer any materials related to the Litigation which are protected by attorney-client or work product privileges.

     "Code" shall mean the internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "Contract Rights" shall mean all rights that Seller possesses under the Assumed Contracts.

     "Contracts" shall mean any and all contracts, agreements, arrangements, leases, mortgages, bonds, notes and other instruments and obligations, whether or not in writing.

     "Employees" shall mean those current and former employees, consultants, independent contractors, officers and directors of L&H or any of the Subsidiaries identified by mutual agreement of the parties within five days of the date hereof; provided, that, Seller shall have the right to designate, in its sole discretion, additional current and former employees, consultants, independent contractors, officers and directors of L&H or any of the Subsidiaries from time to time by written notice to Buyer following such initial mutual agreement who shall be deemed to be "Employees" hereunder.

     "Intellectual Property" shall mean all intangible, tangible and intellectual property rights that comprise or are necessary for the operation, use or enhancement of the property listed on Schedule 1, including, without
                                             ----------
limitation, any and all of the following (1) patents, patent applications, copyrights, (in each case including any applications therefor and renewals and extensions thereof, as applicable) copyright registrations, trade names, trademarks, service marks, domain names, whether pending, applied for or issued, whether filed in the United States or in other countries, (2) proprietary processes, trade secrets, license rights,, inventions, designs, mask works, all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents, (3), specifications, technical manuals and data, drawings, product information and data, know-how and development work-in-progress, in any stage of development, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes, source code notes, compilers, test routines, prototypes developed in connection with any of the foregoing, any and all design and code documentation, methodologies, processes, design information, technology, formulae, routines, engineering specifications, engineering work papers, notes, and other proprietary information and materials of any kind, and all other information, (4) software, (5) works of authorship and derivative works (as defined in 17 USC ss. 103) based thereon, and (6) all goodwill associated with any of the foregoing. Notwithstanding the foregoing, nothing that would otherwise constitute Intellectual Property under the foregoing definition, and which is not actually listed on Schedule 1, shall constitute
                                                ----------
Intellectual Property if it is necessary for the operation, use or enhancement exploitation of property owned by Seller that is not listed on Schedule 1
                                                               ----------
("Excluded Intellectual Property"). While Seller shall retain all right, title and interest in and to Excluded Intellectual Property, Seller shall take all commercially reasonable steps (including, but not limited to, the execution of an appropriate license) necessary to grant Buyer such rights in Excluded Intellectual Property as are necessary for Buyer to operate, use, enhance and/or exploit the property listed on Schedule 1 to the same extent as if such Excluded
                               ----------
Intellectual Property were included within the definition of Assets hereunder.

     "Knowledge" shall mean, with respect to an entity, the (i) actual knowledge of the directors, officers or senior management employees of such entity and
(ii) such knowledge as any of such persons would reasonably be expected to acquire in the performance of their respective duties.

     "Legal Requirements" shall mean any and all applicable (i) federal, state and local laws, ordinances and regulations and (ii) judgments, orders, writs, injunctions and decrees.

     "Licensed Back Technology" shall mean those certain limited portions of the Assets necessary for Seller to meet its obligations pursuant to its Contracts with the United States government identified on Schedule 4.5(c).
                                                ---------------

     "Licensed Technology" shall have the meaning ascribed to it in the License Agreement.

     "Lien" shall mean any interest in property securing an obligation, whether such interest is based on common law, statute or contract (and including, but not limited to, any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes), reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, occupancy agreements, pledges, equities, charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, tangible or intangible, or absolute or contingent; provided, that Liens and words of similar meaning shall not include any interest arising as a result of Seller's debtor-in-possession financing arrangements that are (i) approved by the U.S. Bankruptcy Court and (ii) subject to the rights contemplated to be granted to Buyer herein.

     "Other Agreements" shall mean, as applicable, the Bill of Sale, the Assignment Agreement, the Technology Agreements, the Assignment and Assumption Agreement and the Mutual Release.

     "Person" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

     "Personal Property" shall mean Seller's right, title, and interest in and to all tangible personal property and other interests in tangible personal property that constitute Intellectual Property.

     "R&D" shall mean Dragon Systems U.K. Research & Development, Ltd., a corporation organized and existing under the laws of the United Kingdom.

     "Recovery Rights" shall mean all rights, claims, credits, causes of action or rights of set-off that Seller possesses against third parties solely to the extent that they relate to the Assets, including, without limitation, all causes of action accruing in respect of infringement or misappropriation, as applicable, of any rights in or to the intellectual Property and unliquidated rights under warranties.

     "Representative" shall mean, with respect to any Person, any officer, director, principal, attorney, employee or other agent of such Person.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Seller's Disclosure Schedules" shall mean the disclosure schedules of the Seller attached as Appendix A to this Agreement.
                   ----------

     "Speech Corpus Derivative Works" shall mean any revision, enhancement, modification, translation, abridgement, condensation or expansion to the Visteon Speech Corpus or any other form in which the Visteon Speech Corpus has been recast, transformed, or adapted.

     "Subsidiaries" shall mean Holdings, Automotive and R&D.

     "Taxes" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitations interest, penalties and additions in connection therewith.

     "U.S. Bankruptcy Case" means the Chapter 11 case entitled In re Lernout &
                                                               ---------------
Hauspie Speech Products, N.V., Case Nos. 00-4397 through 00-4399 (JHW), filed in
------------------------------
the U S. Bankruptcy Court on November 29, 2000 and any adversary proceedings or contested matter therein.

     "U.S. Bankruptcy Code" means 11 U.S.C.ss.101 et. seq. as currently in force and applicable to the U.S. Bankruptcy Case.

     "U.S. Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware presiding over the U.S. Bankruptcy Case.

     "Visteon Speech Corpus" shall mean Visteon's proprietary collection of digitized speech recordings and corresponding text transcripts of the recordings including speech data and acoustic data.


     1.2 Other Defined Terms.
         -------------------

     The following terms shall have the meanings defined for such terms in the Sections set forth below:

     Term                                                Section
     ----                                                -------

     Acquisition                                         6.2(h)
     Acquisition Proposal                                6.2(h)
     Assignment and Assumption Agreement                 3.2(a)
     Assignment Agreement                                3.2(b)
     Automotive                                          Recitals
     Bill of Sale                                        3.2(b)
     Closing                                             3.1
     Closing Date                                        3.1
     COBRA                                               4.12(b)
     Confidentiality Agreement                           4.11
     Dragon Service Agreement                            Recitals
     Damages                                             11.1
     Effective Time                                      3.1
     Employees                                           4.11
     Holdings                                            Recitals

     License Agreement                                   2.l(a)(ii)
     Technology Agreements                               2.1 (a)(iii)
     Licensed Back Technology                            4.7(i)
     License Grant                                       2.1(a)(ii)
     Litigation                                          Recitals
     Material Adverse Effect                             4.1
     Mutual Release                                      2.l(a)(iv)
     Operating Agreement                                 Recitals
     Patents                                             2.l(a)(iii)
     Purchase Price                                      2.2
     Sale Motions                                        6.2(c)
     Seller Control Group                                6.3(d)
     Seller Employee Plans                               4.12
     Technology Transfer                                 6.2(m)(i)
     Visteon                                             Recitals

For purposes of this Agreement, (i) "including" shall mean "including, but not limited to," "including, without limitation," and other phrases of similar
              ---------
import and (ii) "hereof;" "herein," and "hereunder," and words of similar import, refer to this Agreement as a whole (including the Exhibits, Appendices and Schedules to this Agreement) and not to any particular Section or Article hereof.



                     ARTICLE II- PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale of Assets and License of Licensed Technology.
         ---------------------------------------------------------------


         (a) Pursuant to the terms and subject to the conditions of this Agreement, in exchange for the consideration set forth in Section 2.2 below:

         (i) Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets. The Assets shall be conveyed on the Closing Date to Buyer by Seller free and clear of all Liens, claims, encumbrances, liabilities, options, charges, obligations, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature to the fullest extent possible under U.S. Bankruptcy Code Section 363(f).

         (ii) On the Closing Date, Seller and Buyer shall enter into a technology license agreement in substantially the form attached as Exhibit
                                                                        -------
     A hereto (the "License Agreement") pursuant to which Seller shall grant a
     -
     non-exclusive, fully paid license to Buyer with respect to the Licensed Technology (the "License Grant").

         (iii) On the Closing Date, Seller and Buyer shall enter into agreements pursuant to which (A) Buyer shall grant to Seller a perpetual, non-exclusive, fully paid, royalty-free, irrevocable, world-wide license to the Licensed Back Technology to use and deliver applications incorporating such Licensed Back Technology to satisfy Seller's obligations under Contracts with the United States government identified on Schedule 4.5(c) (B) Seller shall grant to
                                     ---------------
     Buyer a perpetual, non-exclusive, fully paid, royalty-free, irrevocable, world-wide license to use in source code form the Seller's "pronunciation guessing" technology and "semantic data parser" technology and to make and use in source code form and to offer to sell and sell in object code form the invention under the pending patent application for speech processing (also referred to as "Lombard") and U.S. Patent number 5,809,453 (also referred to as "Harmonicity"), in each case without restriction other than in connection with Buyer's operation, use or exploitation of the Assets and
     (C) Seller shall covenant and agree that neither it nor any person directly or indirectly controlled by it or claiming through it will bring suit or otherwise assert a claim against Buyer before any court or administrative agency in any country of the world, based on or arising out of any rights of Seller under any existing patents or existing patent applications (in each case including any applications therefor and renewals and extensions thereof, as applicable, the "Patents") that are necessary in connection with Buyer's operation, use or exploitation of the Assets, which covenant shall run with title to such Patents and shall bind any assignee or other person to whom the Seller conveys an interest in any of the Patents (together, the "Technology Agreements"). The parties expressly agree that the Technology Agreements and the underlying technology, patent and patent applications and source code constitute Confidential Information under
     Section 6(a) of the License Agreement. While the parties acknowledge that the Technology Agreements are to be executed and delivered at the Closing, the license grants described in this paragraph shall be effective at Effective Time without regard to whether the Technology Agreements are executed and delivered at that time, that the execution of such agreements is in the nature of further assurances, and that the obligation of the parties to execute such agreements shall survive the Closing until satisfied.

         (iv) Seller and Buyer shall enter into a mutual release in substantially the form attached as Exhibit B hereto (the "Mutual Release").
                                        ---------

         (v) Seller further agrees to use its commercially reasonable best efforts to assume and assign the Assumed Contracts to Buyer pursuant to U.S. Bankruptcy Code Section 365. Seller shall cure any defaults and arrearages under all Assumed Contracts (other than those defaults and/or arrearages which Seller is contesting in good faith and for which Seller has agreed to indemnify Buyer pursuant to Section 11.2 hereof and any default of the kind specified in Section 365(e) of the U.S. Bankruptcy
     Code) and shall be solely responsible to any other party to such contracts for any loss suffered or incurred thereunder arising from events or circumstances occurring prior to the Effective Time. To the extent that Buyer, in its sole discretion and after giving prior notice to Seller, makes any commercially reasonable payment to any third parties to cure a default or arrearage of Seller under any Assumed Contracts, Buyer shall be entitled to reduce the Purchase Price by the amount of any such payment.

     (b) To the extent that Seller has any right or interest in Intellectual Property which is licensed from a third party and which is not being assigned to Buyer hereunder, Seller agrees to use its commercially reasonable best efforts to cause to be assigned to Buyer, at the Closing, a license to such Intellectual Property on terms substantially similar to those governing the license held by Seller. Seller shall indemnify Buyer pursuant to Section 11.2 hereof for any commercially reasonable payments required to be made by Buyer pursuant to the specific terms of such licenses.

     2.2 Purchase Price.
         --------------

     In consideration of the transfer of the Assets and the License Grant, at the Closing Buyer shall deliver to Seller aggregate consideration consisting of (i) cash in the amount of $13,100,000 less any amounts paid by Buyer to third parties pursuant to Section 2.1(a)(v) or 2.1(b) hereof and (ii) delivery of the Mutual Release (together, the "Purchase Price").

     2.3 Tax Treatment.
         --------------

     All Taxes in respect of the Assets for the period or portions of periods ending prior to the Effective Time shall be borne by Seller. All Taxes in respect of the Assets for the period or portions of periods beginning on and after the Effective Time shall be borne by Buyer.

     2.4 Liabilities.
         ------------

     Buyer shall purchase the Assets free and clear of all Liens, claims, encumbrances, liabilities, options, charges, obligations, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature, other than those identified on Schedules 4.5(a-c) or Schedule 4.7(b),
                                          ------------------    ---------------
to the fullest extent possible under U.S. Bankruptcy Code Section 363(f) and enter into the Other Agreements and the License Agreement pursuant to an order of the U.S. Bankruptcy Court. Buyer shall not assume any liabilities of Seller except the Assumed Liabilities, and Seller shall remain responsible for all other such liabilities. Seller shall not be liable for any Assumed Liabilities following the Effective Time, and, as between Buyer and Seller, Buyer shall be responsible for such liabilities. Seller shall be responsible for all liabilities and obligations arising from its ownership of the Assets prior to the Effective Time and Buyer shall be responsible for all liabilities and obligations arising from its ownership of the Assets on and after the Effective Time.

                              ARTICLE III - CLOSING

     3.1 Closing.
         -------

     The closing of the transactions contemplated herein (the "Closing") shall be held at 5:00 p.m. Eastern Standard Time on the first business day following the satisfaction or waiver of the last of the conditions to Closing as set forth in Articles VII and VIII hereof at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts, but not later than September 3, 2001 unless the parties hereto otherwise agree to any earlier or subsequent time or date of closing (the "Closing Date"). The transaction contemplated herein shall be effective as of 12:01 a.m. (Eastern Standard Time) on the Closing Date (the "Effective Time").

     3.2 Actions at the Closing.
         ----------------------

     At the Closing, the following items shall be delivered by the parties:

     (a) By Buyer.
         --------

         The following shall be delivered to Seller by Buyer:

         (i) an amount equal to the cash portion of the Purchase Price in immediately available funds as provided in Section 2.2(i);

         (ii) the certificates described in Section 7.2;

         (iii) the Mutual Release executed by Visteon;

         (iv) the License Agreement and the Technology Agreements, each executed by Buyer;

         (v) an assignment and assumption agreement (the "Assignment and Assumption Agreement") in the form attached as Exhibit C hereto, executed
                                                    ---------
     by Buyer; and

         (vi) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

     (b) By Seller.
         ---------

         The following shall be delivered to Buyer by Seller:

         (i) a bill of sale (the "Bill of Sale") in the form attached as
     Exhibit D hereto, executed by Seller, and an assignment agreement in a form
     ---------
     reasonably acceptable to the Buyer (the "Assignment Agreement") sufficient to vest in Buyer all right, title and interest in and to the Assets;

         (ii) the Assignment and Assumption Agreement executed by Seller;

         (iii) the certificates described in Sections 8.4 and 8.5;

         (iv) the Mutual Release executed by L&H and each of the Subsidiaries;

         (v) the License Agreement and the Technology Agreements, each executed by Seller;

         (vi) an order of the U.S. Bankruptcy Court, in form and substance satisfactory to Buyer, approving the assumption by Seller and assignment to Buyer, pursuant to U.S. Bankruptcy Code Section 365, of all of Seller's rights under the Assumed Contracts pursuant to the Assignment and Assumption Agreement, which order shall be final and non-appealable and no stays of such order shall have been obtained or are in effect;

         (vii) an order of the U.S. Bankruptcy Court, in form and substance satisfactory to Buyer, approving this Agreement, the Other Agreements, the License Agreement, the transactions contemplated hereby and thereby, the sale of the Assets to Buyer free and clear of all Liens, claims, encumbrances, liabilities, options, charges, obligations, moral rights, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature other than those contemplated in the License Back Agreement and those identified on Schedules 4.5(a-c) or
                                                    ---------------------
     4.7(b), and the License Grant to Buyer in accordance with the terms of the
     ------
     License Agreement, to the fullest extent possible under U.S. Bankruptcy Code Section 363(f), which order shall, among other things, (1) be final and non-appealable, and (2) contain a finding that the sale of the Assets to Buyer is in good faith within the meaning of U.S. Bankruptcy Code
     Section 363(m) and such order shall not be subject to any stay;

         (viii) a certificate of service of Seller's counsel, which has been filed with the U.S. Bankruptcy Court, certifying that notice of the proposed sale of the Assets and assignment of the Assumed Contracts to Buyer has been served on all creditors of the Seller which the parties mutually agree are entitled to notice and all parties having a claim on, or interest in, any Assumed Contract;

         (ix) approval of the Belgium Bankruptcy Authority;

         (x) the tangible Assets, delivered to such location as the parties may mutually agree; provided, that, the parties may mutually agree to deliver
                     --------  ----
     such Assets at some later date and time and the obligation of Seller to deliver such Assets shall continue in full force and effect until satisfied;

         (xi) the Visteon Speech Corpus and the Speech Corpus Derivative Works in source code and object code form and/or such other form and in such media as the parties may mutually agree;

         (xii) the intangible Assets in source code and object code form and/or such other form and in such media as the parties may mutually agree; and

         (xiii) such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as otherwise specifically set forth in Seller's Disclosure Schedules delivered by the Seller to the Buyer prior to the execution of this Agreement and updated in accordance with Section 6.4 hereof, L&H hereby represents and warrants to Buyer as follows:

     4.1 Organization, Good Standing and Qualification.
         ---------------------------------------------

     L&H is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Belgium and has, or upon receipt of approval of the U.S. Bankruptcy Court and the Belgium Bankruptcy Authority will have, the requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used. Each of the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own its properties and to carry on its business as now being conducted. L&H and each of the Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing under the laws of each jurisdiction, where the character of the properties owned, leased or operated by it or the nature of its business conducted by it makes such qualification or licensing necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a change or effect that is materially adverse to (i) the condition of the Assets or (ii) on the validity, binding effect or enforceability of this Agreement or any Other Agreement or (iii) any of the transactions contemplated hereby or thereby (a "Material Adverse Effect").

     4.2 Authority and Enforceability.
         ----------------------------

     Seller has the right, power, legal capacity and authority to own the Assets. Subject only to Bankruptcy Court Approval of the transactions contemplated by this Agreement, Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and the Other Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and, subject only to Bankruptcy Court Approval, is a valid and binding obligation of Seller and Seller's bankruptcy estate, enforceable against them in accordance with its terms. When executed in accordance with the terms hereof, the Other Agreements will be valid and binding obligations of Seller and Seller's bankruptcy estate, enforceable against them in accordance with their respective terms.

     4.3 No Conflict or Violation.
         ------------------------

     Neither the execution and delivery of this Agreement or the Other Agreements, nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws (or similar documents) of L&H or any of the Subsidiaries, (ii) a breach or termination of, or a default under, any term or provision of any Assumed Contract or other material contract to which L&H or any of the Subsidiaries is a party or an event which, with notice, lapse of time, or both, would result in any such breach, such termination or such default, and which, other than with respect to any Assumed Contract, would have a Material Adverse Effect, or (iii) a violation by L&H or any of the Subsidiaries of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a violation that would have a Material Adverse Effect.

     4.4 Consents and Approvals.
         ----------------------

     Except for Bankruptcy Court Approval, no consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby or thereby.

     4.5 Assumed Contracts.
         -----------------

     (a) Attached hereto as Schedule 4.5(a) is a list of all Contracts to which
                            ---------------
L&H or any of the Subsidiaries is party relating primarily or exclusively to the Assets, including, without limitation, all executory contracts within the meaning of U.S. Bankruptcy Code Section 365, all indemnification and financing agreements, all original equipment manufacturer agreements, distribution agreements, warranty obligations (except warranty obligations entered in the ordinary course of business) volume or quantity purchase agreement or other similar agreement relating to the Assets or joint marketing, joint development or joint venture contract or arrangement or any other agreement relating primarily or exclusively to the Assets.

     (b) Seller has delivered to Buyer complete copies of the Assumed Contracts listed on Schedule 4.5(b). All Assumed Contracts are in full force and effect.
          ---------------
To Seller's Knowledge, no party to any such Contract, agreement or instrument intends to cancel, withdraw, modify or amend such Contract, agreement or arrangement. Any cure or compensation due to any party to the Assumed Contracts or any other individual or entity as a result of the assumption and assignment of the Assumed Contracts to Buyer pursuant to U.S. Bankruptcy Code Section 365(b), will be paid by Seller prior to the Closing Date. By the Closing, Seller will have obtained an order of the U.S. Bankruptcy Court authorizing Seller to assign the Assumed Contracts to Buyer pursuant to U.S. Bankruptcy Code Section 365 and the approval of the Belgium Bankruptcy Authority.

     (c) Except as set forth on Schedule 4.5(c), Seller has not granted any
                                ---------------
third party any rights in or to any of the Assets.

     4.6 Litigation, Proceedings and Applicable Law.
         ------------------------------------------

     Except for the Bankruptcy Cases, the Litigation and the current investigation of Seller being conducted by the SEC, there are no Actions pending or, to Seller's Knowledge, threatened (a) against L&H or any of the Subsidiaries which, if determined adversely against Seller, would have a Material Adverse Effect, or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. To the Knowledge of Seller, other than the preliminary injunction entered in the Litigation, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign, judicial or administrative authority in any proceeding to which L&H or any Subsidiary is or was a party relating to the Assets.

     4.7 Intellectual Property.
         ---------------------

     (a) Seller owns or is entitled to exercise all rights to all Intellectual Property without any conflict (except such conflicts as are identified on
Schedule 4.5(c)) or infringement of the intellectual property rights of others. All source code included within the Intellectual Property constitutes a trade secret of Seller and is not part of the public knowledge or literature, and Seller has taken reasonable action to protect such source code as a trade secret. In addition, Seller has taken reasonable steps (including, without limitation, and consistent with the representations and warranties contained in
Section 4.11 hereof, entering into Confidentiality Agreements with officers and employees of and consultants involved in the business as conducted by Seller) to maintain the secrecy and of and its proprietary rights in, all Intellectual Property; and, in particular, other than as set forth on Schedule 4.5(c), no
                                                         ---------------
copies (electronic or otherwise) of all or any portion of the Intellectual Property are in the possession, under the control of or accessible, by any Affiliate of Seller, except R&D, or any third party and, further, other than as set forth on Schedule 4.5(c), neither all nor any component of the Assets has
             ---------------
been, or is intended to be, utilized in any manner or for any application by any Affiliate of Seller except R&D, or, to the best of Seller's Knowledge, any third party.

     (b) Schedule 4.7(b) lists (i) all registered patents and all registered and
         ---------------
unregistered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property, and specifics the jurisdictions in which each of the foregoing has been registered, including the respective registration numbers, and/or any application or other action such as a renewal or extension thereof, for any such registration has been filed; (ii) other than "shrink-wrap," nonexclusive, transferable end-user licenses entered into in the ordinary course of business, all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any Intellectual Property; and (iii) all licenses under which Seller is or will be obligated to make royalty or other payments relating to the Intellectual Property. Copies of all licenses, sublicenses and other agreements identified pursuant to clause (ii) and (iii) above have been delivered by Seller to Buyer and such copies are true, complete and correct in all respects.

     (c) Seller is not in violation in any material respect of any license, sublicense or agreement relating to the Assets other than defaults of the kind specified in Section 365(e) of the U.S. Bankruptcy Code. As a result of the execution and delivery of this Agreement, or the Other Agreements, or the performance of Seller's obligations hereunder or thereunder, neither Seller nor Buyer will be in violation in any material respect of any license, sublicense or agreement.

     (d) Other than such Intellectual Property which Seller uses or is licensed to use pursuant to licenses set forth on Schedules 4.5(a-c) or Schedule 4.7(b),
                                         ------------------    ---------------
Seller is the owner of, with all necessary right, title and interest in and to (free and clear of any Lien) all non-public domain Intellectual Property and has rights to the use, sale, license or disposal thereof in connection with the services or products in respect of which the Intellectual Property is being used in its business as it relates to the Assets. Except as expressly set forth in
Schedule 4.7(b), no other Person has any rights with respect to any of the
---------------
Intellectual Property, and Seller has licensed no Intellectual Property from any third party.

     (e) Other than the Litigation (to the extent applicable), no claims with respect to the Intellectual Property have been asserted against Seller, or, to Seller's Knowledge, are threatened by any Person, and Seller knows of no claims
(i) to the effect that Seller's operation, use or exploitation of the Intellectual Property infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

     (f) To the Knowledge of Seller, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including, without limitation, any service provider of Seller. Except for the Litigation (to the extent applicable), Seller has not been sued or charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights that comprise or are necessary to the operation or use of the Assets. Seller's operation, use and exploitation of the Assets has not given rise to any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of any third party with respect to any of the Assets.

     (g) Except for the preliminary injunction issued in the Litigation and as identified on Schedule 4.5(a-c) and Schedule 4.7(b), no Intellectual Property is
              -----------------     ---------------
subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except in the ordinary course of business. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property, except as indicated on
Schedule 4.5(c). Seller has the exclusive right to file, prosecute and
---------------
maintain all applications and registrations with respect to the Intellectual Property developed or owned by Seller.

     (h) No Person has a license to use or the right to acquire a license to use any future version of any Seller product based on the Intellectual Property or any Seller product based on the Intellectual Property that is under development, and no agreement to which Seller is a party will restrict Buyer from charging customers for any such new version or product. Schedule 4.7(b) and Schedule
                                               ---------------     --------
4.5(c) identify any exclusive arrangement between Seller and any third party to
------
use, license, sublicense, sell or distribute any Intellectual Property or any Seller products based on the Intellectual Property.

     4.8 Absence of Certain Changes.
         --------------------------

     Since the filing of the U.S. Bankruptcy Case, Seller has conducted its business in conformity with the U.S. Bankruptcy Code and, since the filing of the Belgium Bankruptcy Case, Seller has conducted its business in conformity with the Belgium Bankruptcy Code and without limiting the generality of the foregoing:

     (a) Seller has not mortgaged, pledged, or otherwise encumbered any of the Assets (other than those encumbrances arising as a result of Seller's debtor-in-possession financing arrangements that are (i) approved by the U.S. Bankruptcy Court and (ii) subject to the rights contemplated to be granted to Buyer herein and in the Other Agreements); and

     (b) Seller has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey any of the Assets, any computer software, software programs, inventions, drawings, designs, customer lists, proprietary know-how or information, or except as identified on Schedule 4.5(c),
                                                                ---------------
other rights constituting the Assets.

     4.9 Assets Generally.
         ----------------

     (a) Except as set forth on Schedule 4.5(c) or Schedule 4.7(b), Seller holds
                                ---------------    ---------------
good and marketable title to all of the Assets and, subject only to Bankruptcy Court Approval, has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Assets free and clear of all Liens, claims, encumbrances, liabilities, options, charges, obligations, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature other than those set forth on Schedule 4.5(c) or Schedule 4.7(b) to
                                        ---------------    ---------------
the fullest extent possible under U.S. Bankruptcy Code Section 363(f), and there will exist no restriction on the use or transfer of the Assets, except as may be expressly identified on Schedule 4.5(c) or Schedule 4.7(b) or expressly
                        ---------------    ---------------
identified and assumed hereunder by Buyer as an Assumed Liability. Upon consummation of the transactions contemplated by the Other Agreements, Buyer will have the right to exercise the rights described therein. No Person other than Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for Assets licensed or leased from third parties as described in Schedule 4.7(b)
                                                                 ---------------
hereto and except as identified on Schedule 4.5(c).
                                   ---------------

     (b) Except as set forth in Schedule 4.9 or described herein, none of the
                                ------------
Assets that constitute tangible personal property are held under any lease, security agreement, conditional sales contract, Lien, or other title retention or security arrangement and such Assets are in good condition and working order, are fit for their intended use, and have been subject only to ordinary wear and tear.

     4.10 Warranties and Indemnities.
          --------------------------

     Schedule 4.10 of the Seller's Disclosure Schedule indicates all warranty
     -------------
and indemnity claims currently pending against Seller relating to the Assets.

     4.11 Employees.
          ---------

     To Seller's actual knowledge, certain Employees have signed one or more written agreements (together, a "Confidentiality Agreement") under which each such person or entity (i) is or was obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or made or conceives or conceived of, either solely or jointly with others, that relate to any subject matter with which his or her work for Seller was concerned, or relate or related to or are or were connected with the Assets, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. The use of confidential information relating to the Assets by Employees within the scope of their employment, if any, by Buyer, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which such Employees or Seller are now obligated, and Seller expressly waives any such breach of a Confidentiality Agreement by any Employee as may occur in the course of their employment by Buyer. No Employee will, after giving effect to the transactions contemplated herein, own or retain any rights in or to the Assets. To Seller's actual Knowledge, (i) no shareholder of Seller nor any Employee is in violation of any provision of a Confidentiality Agreement, and (ii) there has been no unauthorized use, infringement, misappropriation or disclosure by any Employee, of any Intellectual Property relating to the Assets.

     4.12 Employee Benefit and Compensation Plans.
          ----------------------------------------

     (a) Seller will retain sole liability for, and on account of, any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any current, retired, former or inactive employee of Seller, any of its Affiliates or any predecessor employer, including, but not limited to, liabilities Seller may have to such employees under any employee benefit plans, incentive compensation plans, bonus plans, pension and retirement plans, vacation, sabbatical programs, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified" (the "Seller Employee Plans").

     (b) Seller has complied with, and will comply through the Closing Date with, all applicable notice and continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder.

     4.13 Taxes.
          -----

     The Assets will be transferred free and clear of any Liens for Taxes. All Taxes relating to the Assets have been or will be paid by Seller for all periods (or portions thereof) prior to the Effective Time, and Liens for any such Taxes as have not been paid will attach to the proceeds of this sale. Seller and any other Person required to file returns or reports of Taxes relating to the Assets has duly and timely filed (or will file prior to the Effective Time) all returns and reports of Taxes relating to the Assets required to be filed prior to such date, and all such returns and reports are true, correct, and complete in all material respects. There are no pending or, to Seller's Knowledge, threatened proceedings with respect to Taxes relating to the Assets, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes relating to the Assets.

     4.14 Defaults.
          --------

     Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any governmental entity which could have a Material Adverse Effect. There does not exist any default by Seller, other than defaults of the kind specified in Section 365(e) of the U.S. Bankruptcy Code, or to the Knowledge of Seller, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any Assumed Contract which would have a Material Adverse Effect, and no notices of breach thereof have been received by Seller.

     4.15 Brokers.
          -------

     All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Seller in such a manner as to give rise to any valid claim against Buyer for any broker's or finder's commission, fee or similar compensation.

     4.16 Insurance.
          ---------

     Schedule 4.16 hereto lists all insurance policies and fidelity bonds
     -------------
covering the Assets. There is no claim by Seller relating to the Assets pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds relating to the Assets have been paid through the Closing Date and

Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).


               ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby makes the following representations and warranties for the benefit of Seller:

     5.1 Organization, Good Standing and Qualification.
         ---------------------------------------------

     Buyer and Visteon are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all necessary corporate powers to own, lease and operate their properties and to carry on their business as they are now owned and operated and are in good standing in all jurisdictions in which the nature of their business or of their properties makes qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a change or effect that is materially adverse to the condition (financially or otherwise), properties, assets, liabilities or operations of the Buyer or Visteon or on the validity, binding effect or enforceability of this Agreement or any of the transactions contemplated hereby.

     5.2 Authority.
         ---------

     Buyer and Visteon have all necessary corporate power and authority to enter into this Agreement and the Other Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been, and prior to the Closing the execution and delivery of each of the Other Agreements and the consummation of the transactions contemplated therein will have been, duly authorized by all necessary corporate action on the part of Buyer and Visteon. This Agreement has been, and each of the Other Agreements will be, duly executed and delivered by Buyer and Visteon, and this Agreement is, and each of the Other Agreement will be, a valid and binding obligation of Buyer and Visteon, enforceable against them in accordance with their terms.

     5.3 No Conflict or Violation.
         ------------------------

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer or Visteon or (ii) a violation by Buyer or Visteon of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a violation.

     5.4 Brokers.
         -------

     All negotiations relating to this Agreement and the Other Agreements and the transactions contemplated hereby and thereby have been conducted without the intervention of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Seller for any broker's or finder's commission, fee or similar compensation.

     5.5 Consents and Approvals.
         ----------------------

     Except as would not have a material adverse effect on Buyer or the operation of Buyer's business, no consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the Other Agreements and the consummation of the transactions contemplated hereby or thereby.

     5.6 Litigation, Proceedings and Applicable Law.
         ------------------------------------------

     There is no action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation, at law or in equity, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal, pending or, to Buyer's Knowledge, threatened against Visteon, Buyer or any of their respective subsidiaries seeking to delay or enjoin the consummation of the transactions contemplated hereby.

     5.7 No Knowledge of Breach by Seller.
         --------------------------------

     Buyer has no knowledge of any breach of any of Seller's representations or warranties contained herein. Between the date hereof and the Effective Time, Buyer shall notify Seller promptly upon obtaining knowledge of any breach of any of Seller's representations and warranties contained herein.

                         ARTICLE VI - CERTAIN COVENANTS

     6.1 Covenants of Both Parties.
         -------------------------

     Buyer, on the one hand, and Seller, on the other hand, each covenant to the other that:

     (a) Notice.
         ------

     Each party shall give prompt written notice to the other party if an event occurs which makes it reasonably likely that a condition to the Closing set forth in Article VII or Article VIII will not be satisfied as of the Closing Date; provided, however, that the giving of any such notice shall not excuse
      --------  -------
such party's performance hereunder;

     (b) Further Assurances.
         ------------------

     Both before and after the Closing, each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. From and after the Effective Time, Seller will promptly refer all inquiries with respect to the ownership of the Assets to Buyer and execute such documents as Buyer may reasonably request from time to time to evidence the transfer of the Assets to, and the License Grant in favor of, Buyer. From and after the Effective Time, Buyer will promptly respond to all inquiries with respect to the Assumed Liabilities and timely pay and satisfy all Assumed Liabilities in accordance with their terms, subject to Buyer's right to contest in good faith any such obligations;

     (c) Allocation of Purchase Price.
         ----------------------------

     The Purchase Price shall be allocated among the Assets as provided in a schedule mutually prepared by Buyer and Seller within forty-five (45) business days after the Closing Date (the "Allocation Schedule"), provided, that the
                                                         --------  ----
Purchase Price shall be reasonably allocated among the Assets in proportion to their fair market values and not in excess thereof. The Allocation Schedule shall be for purposes of complying with the requirements of Section 1060 of the Code and regulations thereunder. Buyer and Seller each agree to prepare and file on a timely basis with the Internal Revenue Service (and applicable state Tax authorities) substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Allocation Schedule (and corresponding state Tax forms). If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other party prompt written notice thereof, and the parties shall cooperate in order to preserve the effectiveness of such allocation;

     (d) Within ten (10) days of the Closing Date, the parties shall file with the appropriate court a motion to dismiss the Litigation, and shall thereafter have the Litigation dismissed with prejudice; and

     (e) Good Faith Negotiation.
         ----------------------

     In the event that Seller determines that any portion of the Intellectual Property included within the CREC technology or the SDX technology is necessary to the operation or use of assets (other than the Assets) of the Seller as they exist on the date hereof, Seller shall promptly notify Buyer of such determination and the parties shall negotiate in good faith a non-exclusive license on mutually agreed and commercially reasonable terms granting Seller such rights in such portion of the Intellectual Property as are necessary for Seller to operate, use, enhance and/or exploit such assets.

     6.2 Seller's Covenants.
         ------------------

     Seller covenants to Buyer that:

     (a) Access by Buyer.
         ---------------

     During the period from the date of this Agreement through the second anniversary thereof, Seller shall allow a reasonably acceptable Representative of Buyer, at Buyer's own expense and during regular business hours, to inspect the books and records of Seller not more than once in any three month period for the purposes of verifying the compliance of Seller with the representations, warranties, covenants and agreements contained herein. All such information shall be provided to Buyer in such form as such information may presently exist or be readily available. Buyer shall, and shall cause its Representative to keep confidential and not disclose to any other person or entity any trade secrets or other proprietary information relating to Seller or the Assets obtained by any of them from Seller, or otherwise in the course of such inspection. Seller shall, and shall cause all of its employees, representatives and professional advisors to, keep confidential and not disclose to any other person or entity any information of a generally confidential nature relating to Buyer or its affiliates obtained in connection with the transactions herein contemplated.

     (b) Seller's Conduct of its Business Prior to Closing.
         -------------------------------------------------

     During the period from the date of this Agreement until the Closing, Seller will conduct its business in its ordinary and usual course in a manner that will not materially impair the value of the Assets or Licensed Technology to Buyer, including, but not limited to, using commercially reasonable efforts to preserve intact all rights, privileges, franchises and other authority of its business, keeping available the Employees, and maintain favorable relationships (in a manner consistent with the U.S. Bankruptcy Code) with licensors, licensees, suppliers, contractors, distributors, customers and others having relationships with its business to the extent necessary not to impair the value or utility of the Assets. Seller will not mortgage, pledge, or otherwise encumber any of the Assets. Seller will not sell, assign, transfer or convey, or commit itself to sell, assign, transfer or convey, any rights in or to the Assets. Seller will restrict access to the Assets to only Employees receiving offers of employment by Buyer and representatives of Buyer. Seller shall promptly notify Buyer of any event or occurrence not in the ordinary course of business as it relates to the Assets or the Licensed Technology, or any material event involving the Seller's business as it relates to the Assets or the Licensed Technology. Prior to the Closing, Seller will not cause any Liens or encumbrances to be imposed on the Assets other than with the consent of Buyer and the approval of the U.S. Bankruptcy Court.

     (c) Bankruptcy Court Approval.
         -------------------------

     Seller covenants and agrees that it shall as soon as practicable after execution of this Agreement take all steps necessary to obtain a final order or orders of the U.S. Bankruptcy Court and the consent of the Belgium Bankruptcy Authority approving this Agreement, the License Agreement and the Other Agreements and the transactions contemplated hereby and thereby (including, without limitation, the assumption and assignment of the Assumed Contracts, the sale of the Assets free and clear of all Liens, claims, encumbrances, liabilities, options, charges, obligations, rights of third parties

(express or implied), restrictions, licenses and interests of any kind or nature to the fullest extent possible under U.S. Bankruptcy Code Section 363(f), and the various license grants contemplated therein), and to obtain any and all other corporate or regulatory approvals necessary for this Agreement, the License Agreement and the Other Agreements and the transaction contemplated hereby and thereby to comply with all applicable laws, rules and regulations. In connection therewith, Seller shall file motions (collectively, the "Sale Motions") in form and substance satisfactory to Buyer seeking U.S. Bankruptcy Court approval of the assumption by Seller and assignment to Buyer of the Assumed Contracts, granting of the releases contained in the Mutual Release, sale of the Assets to Buyer free and clear of all Liens, claims, encumbrances, liabilities, options, charges, obligations, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature to the fullest extent possible under U.S. Bankruptcy Code Section 363(f), and license of the Licensed Technology to Buyer and Licensed Back Technology to Seller. The Sale Motions shall include provisions for breakup fees as set forth herein. The Sale Motions shall include this Agreement as an Exhibit, and shall not be inconsistent with this Agreement. Among other things, the Sale Motions shall set forth the monetary amounts that are and will be due under the Assumed Contracts prior to assignment, as well as any other defaults that the Seller would be required to cure under Section 365 of the U.S. Bankruptcy Code.

     (d) Notice of Sale Motions.
         ----------------------

     Seller shall have given notice of the Sale Motions, the related objection deadline, and the date and time of the U.S. Bankruptcy Court hearing thereon to all such parties as Seller and Buyer shall mutually agree. Seller's counsel shall timely file a certificate of service with the U.S. Bankruptcy Court, certifying that notice of the proposed sale of the Assets and assignment of the Assumed Contracts to Buyer has been served on all such parties.

     (e) Breakup Fee.
         -----------

     In the event that the Assets, or any substantial portion of the Assets, are sold to a bona fide counter offer or for aggregate consideration in excess of $12,700,000, within thirty (30) days following the closing of such sale, Seller shall pay to Buyer, as a breakup fee, the sum of $400,000, which sum approximates the amount of the Buyer's costs and expenses incurred in connection with the transactions contemplated by this Agreement.

     (f) Solicitation of Competing Offers.
         --------------------------------

     From and after the date of this Agreement, Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition, licensing, transfer or encumbrance of any of the Assets either alone or together with any other portion of the Seller's business; provided, that Seller shall at all times act in a manner consistent
          --------
with its fiduciary obligations to creditors relating to any such acquisition of the Assets, the merger or consolidation of Seller with or into any other corporation or corporations, the dissolution of Seller or the acquisition of any equity interests in Seller (each, an "Acquisition"). In the event that, during the time that this

Agreement shall remain in effect, Seller shall receive any offer or other indication of interest from any third party relating to any Acquisition (an "Acquisition Proposal"), Seller shall promptly notify Buyer in writing, and shall in such notice set forth in reasonable detail the identity of the third party, the terms and conditions of such Acquisition Proposal and any other information requested of it by the third party, and shall keep Buyer informed as to the status thereof, and shall not directly or indirectly through any officer, director, Affiliate, agent or Representative of Seller or otherwise, accept. endorse or seek U.S. Bankruptcy Court or Belgium Bankruptcy Authority approval of any Acquisition Proposal without first affording Buyer a reasonable prior opportunity to make a higher and better offer.

     (g) Best Efforts.
         ------------

     Seller shall use its best efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Article VIII below,
(ii) to cause to be performed all of the actions or matters required of it at the Closing, and (iii) to cause the Assumed Contracts to be assigned to Buyer;

     (h) Consents.
         --------

     As soon as practicable following the date hereof, Seller shall commence all action required hereunder to obtain all applicable, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties and governmental authorities as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Assets and the license of the Licensed Technology;

     (i) Taxes.
         -----

     Seller and Buyer shall each be responsible for fifty percent (50%) of any Taxes imposed on the sale of the Assets or any other Taxes, arising from, imposed on or attributable to the transactions contemplated by this Agreement.

     (j) Management Participation.
         ------------------------

     From the date hereof until six months following the Effective Time, Seller and each of its directors and officers shall cooperate and work diligently towards consummating the transaction contemplated by the Agreement and to assist Buyer in its efforts to hire such Employees as are identified by the Buyer from time to time. In connection therewith, (i) Seller releases Buyer and each Employee from any claims for interference with prospective economic advantage, interference with contract, violation of any non-solicitation, non-hire, non-competition or similar agreement between Seller and Buyer or any cause of action based on similar rights arising at common law or by statute or regulation, or causes of action arising out of or related to any such Employee's obligations to Seller which would otherwise be violated in connection with Buyer's solicitation for employment of any such Employee and (ii) Seller releases Buyer and each Employee who accepts employment by Buyer from any claims for interference with prospective economic advantage, interference with contract, violation of any non-solicitation, non-hire, non-competition or similar agreement between Seller and Buyer or any cause of action based on similar rights arising at common law or by statute or regulation, or causes of action arising out of or related to any such Employee's obligations to Seller, including, without limitation, duties of confidentiality (only with respect to the Assets and, following the Effective Time, the Licensed Technology), non-competition and the like which would otherwise be violated in connection with their employment by Buyer.

     (k) Transfer of Licensed Technology.
         -------------------------------

         (i) So long as any of the Bankruptcy Cases are pending, Seller shall provide to Buyer all notices delivered to any other person or entity concerning any proposed sale of any right, title or interest of Seller in the Licensed Technology (collectively, a "Technology Transfer"). Such notices shall include, without limitation, all notices that are necessary for Buyer to submit a competing offer to any such proposed sale, transfer or encumbrance. Buyer shall be deemed to have standing to submit such competing offer in accordance with any procedures established by the applicable Bankruptcy Court.

         (ii) At all times other than those referred to in clause (i) above, before Seller shall consummate any Technology Transfer, Seller shall first give Buyer forty-five (45) days advance notice of Seller's intent to effect the Technology Transfer describing all of the material terms of the proposed Technology Transfer. Buyer shall have thirty (30) days following the receipt of such notice to notify Seller that Buyer wishes to acquire the technology subject to the proposed Technology Transfer on substantially the same terms as proposed. Buyer and Seller shall consummate such transaction within a reasonable time following Seller's receipt of such notice. Notwithstanding the foregoing, if the Technology Transfer is a transaction in which the Seller's interest in the Licensed Technology is not the only component, the requirements of this clause (ii) shall be satisfied by Seller providing to Buyer (y) advance written notice of such transaction and (z) a written acknowledgment by the Seller and the transferee that Buyer's rights in the Licensed Technology shall not be adversely affected thereby.

     (l) Option to Assume Leases.
         -----------------------

     Buyer shall have the right, but not the obligation, at any time prior to the Closing, to notify Seller in writing that Buyer wishes to assume the rights and obligations of Seller under (i) any lease of real property related to the offices of R&D, or (ii) any lease of personal property used in the business of R&D and relating to the Assets. Upon any such election by Buyer, Buyer and Seller shall use their respective commercially reasonable best efforts to have the assignment to, and assumption by, Buyer approved by the applicable authority, if any.

     6.3 Employment Matters.
         ------------------

     (a) Buyer's Right to Hire Seller's Employees.
         ----------------------------------------

     Seller shall permit all Employees to interview with Buyer concerning prospective employment with Buyer and Buyer shall be permitted to make offers of employment, or a consulting or independent contracting relationship on such terms as Buyer, in its sole discretion, may determine, to such Employees at any time and from time to time prior to the Closing and for up to six months following the Closing Date. Seller shall cooperate with and use its best efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the any Employees whom Buyer wishes to hire or engage; provided that any
                                                            -------- ----
existing employment agreement by and between Seller and any Employee who accepts Buyer's offer of employment shall terminate and be of no further force and effect as of the date on which such Employee commences employment by Buyer. All employees of Seller, other than those Employees who accept Buyer's offer of employment, shall, in Seller's sole discretion, remain employees of Seller following the Closing, or be terminated.

     (b) No Obligations.
         --------------

     Buyer shall not assume any obligations to Seller's employees nor shall Buyer assume any liabilities of Seller regarding Seller's employees, including any obligations or liabilities for employee termination by Seller or other restructuring costs of Seller incurred as a result of the transactions contemplated by this Agreement. Buyer may, at Buyer's sole option, offer certain benefits to certain Employees in the nature of a retention program.

     (c) No Third Party Beneficiary Rights.
         ---------------------------------

     Nothing contained in this Agreement shall confer upon any Employees any right with respect to employment or continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Employees, with or without cause, subject to the provisions of any employment agreement with Buyer. No provision of this Agreement shall create any third party beneficiary rights in any Employee, or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee by Buyer or under any benefit plan which Buyer may maintain.

     (d) Solicitation or Hiring of Employees by Seller.
         ---------------------------------------------

     During the time that this Agreement shall remain in effect and for a period of two (2) years following the Closing, Seller agrees on behalf of itself and its Subsidiaries, and their respective officers, directors and agents ("Seller Control Group") that the members of the Seller Control Group shall take no action, formal or informal, direct or indirect, to (i) solicit the employment of any Employee who accepts an offer of employment with

Buyer or any other employee, consultant or independent contractor of Buyer other than general advertising not specifically directed at the Employee, (ii) hire any employee of Buyer, or (iii) solicit, entice, induce or encourage any Employee who accepts an offer of employment with Buyer or any other employee, consultant or independent contractor of Buyer to terminate his, her or its relationship with Buyer in order to become an employee, consultant or independent contractor of or to a Person other than Buyer.

     (e) Visa Transition Assistance.
         --------------------------

     At the written request of Buyer, Seller shall continue to employ such of the Employees who have accepted Buyer's offer of employment as may have an H-1B visa status until Buyer shall have had such H-lB status transferred to Buyer. Buyer shall reimburse Seller for its out-of-pocket expenses, including for the provision of welfare and other benefits, in continuing such employment upon receipt of a bill from Seller in a form reasonably acceptable to Buyer. Seller shall cooperate in good faith with Buyer and take all appropriate action and execute any documents, instruments or conveyances of any kind which may be necessary or advisable to ensure that Buyer owns all right, title and interest in any intellectual property created by such employees between the Closing and the date on which they commence working for Buyer.

     6.4 Update of Disclosure Schedules.
         ------------------------------

     At or immediately prior to the Closing, Seller shall deliver to Buyer updated Schedules (including the Seller's Disclosure Schedule) to reflect changes to the operations or condition of the Seller's business, or additional information discovered by Seller, between the date hereof and the Closing that would impair the value or utility of the Assets or Licensed Technology. The updated Seller's Disclosure Schedule shall include an acknowledgment that the Seller's business was operated during such period in accordance with Section 6.2(b). Such updated Seller's Disclosure Schedule shall not modify the representations and warranties of Seller for purposes of Section 8.1 hereof, but shall so modify the representations and warranties of Seller for purposes of
Article 11 hereof.

     6.5 Termination of Agreements.
         -------------------------

     At the Effective Time, the Operating Agreement and the Dragon Service Agreement shall be terminated without further liability of any of the parties thereto.

     6.6 Good Faith.
         ----------

     Seller agrees that Buyer has negotiated in good faith and at arm's length with Seller. The parties acknowledge and agree that Buyer is a "good faith purchaser" within the meaning of U.S. Bankruptcy Code Section 363(m) and is thereby entitled to the protection afforded good faith, arm's length buyers under the U.S. Bankruptcy Code. Nothing in this Agreement constitutes or shall be construed or interpreted to constitute either a waiver of the protections afforded by Section 363(m) or Buyer's consent to a stay of this Agreement pending appeal. In the event that Buyer elects to waive the requirement of Section 3.2(b)(vii) herein and proceed to a Closing before the expiration of the appeal period applicable to any order of the U.S. Bankruptcy Court approving the sale of the Assets to Buyer, such election shall not constitute a waiver of the protection provided to Buyer pursuant to Section 363(m).

     6.7 Cooperation With Respect to United Kingdom.
         ------------------------------------------

     The parties shall cooperate to address any issues arising under the laws and regulations of the United Kingdom to the extent applicable and as necessary to effect the transactions contemplated hereby.

     6.8 Additional Party.
         ----------------

     L&H, Automotive and Holdings hereby covenant to Buyer that they shall cause R&D to execute and deliver to Buyer within five business days of the date hereof a writing satisfactory to Buyer pursuant to which R&D shall be made a party to this Agreement as a Seller hereunder with full force and effect as if R&D had executed and delivered this Agreement as a Seller on the date hereof.

                ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of or waiver by Seller, on or prior to the Closing, of each of the following conditions:

     7.1 Representations, Warranties and Covenants.
         -----------------------------------------

     All representations and warranties of Buyer contained in this Agreement are and as of the Closing shall be true and correct in all material respects, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing.

     7.2 Consents.
         --------

     All consents, waivers, approvals and authorizations of or by, and declarations, filings and registrations with, governmental or regulatory authorities, including each applicable Bankruptcy Court and any other court, administrative agency or commission or other governmental or regulatory authority or agency required in connection with the transfer by Seller of the Assets to Buyer as contemplated hereby and license of the Licensed Technology to Buyer as contemplated in the License Agreement, shall have been obtained or made, and such orders or approvals shall be final and non-appealable and no stay of such orders or approvals or the Closing of the transactions contemplated hereby shall have been issued or would have been issued except for any action, occurrence or event which results in a breach by Seller of any of its representations, warranties or covenants contained herein.

     7.3 Certificates.
         ------------

     Buyer shall furnish Seller with such certificates of its officers to evidence compliance with the foregoing conditions set forth in this Article VII as may be reasonably requested by Seller.

     7.4 Corporate Documents.
         -------------------

     Seller shall have received from Buyer (i) the items set forth in Section 3.2(a) hereof and (ii) resolutions adopted by the board of directors of Buyer approving this Agreement and the Other Agreements and the transactions contemplated hereby and thereby, certified as true and correct by Buyer's corporate secretary or assistant secretary.

     7.5 Form of Pleadings.
         -----------------

     All pleadings, orders, agreements and other documents related directly or indirectly to the sale anticipated herein shall be in form and substance satisfactory to the Seller.

     7.6 Officer's Certificate with regard to Seller Property.
         ----------------------------------------------------

     Buyer shall furnish Seller with a certificate executed by an executive officer of Buyer that all copies (electronic, written or otherwise) of any proprietary information of Seller that are known by Buyer to be in Buyer's possession, wherever found (with the exception of any portion of the Assets, the Licensed Technology or any other technology licensed to Buyer pursuant to the Technology Agreements) either have been destroyed or will be provided to Seller at the Closing.


                ARTICLE VIII - CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of or waiver by Buyer, at or prior to Closing, of each of the following conditions:

     8.1 Representations, Warranties and Covenants.
         -----------------------------------------

     All representations and warranties of Seller contained in this Agreement are and as of the Closing shall be true and correct in all respects, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing.

     8.2 Consents.
         --------

     All consents, waivers, approvals and authorizations of or by, and declarations, filings and registrations with, governmental or regulatory authorities, including the applicable Bankruptcy Courts and any other court, administrative agency or commission or other governmental or regulatory authority or agency, and other parties or entities required in connection with the transfer by Seller of the Assets to Buyer as contemplated hereby and licenses of Intellectual Property to Buyer as contemplated in the Other Agreements, including any and all consents and approvals required to assume and assign to Buyer the Assumed Contracts on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained or made, and such orders or approvals shall be final and non-appealable and no stay of such orders or approvals or the Closing of the transactions contemplated hereby shall have been issued.

     8.3 No Governmental Proceedings or Litigation.
         -----------------------------------------

     No suit, action or other legal or administrative proceeding by any governmental authority or any other party or entity shall have been instituted and remain unresolved which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially and adversely affect the right or ability of Buyer to own, operate or possess the Assets or receive the License Grant after the Effective Time. There shall have been no adversary proceeding or other material litigation existing or threatened by a third party which would impair the Buyer's ability to exploit the Intellectual Property in a commercially reasonable manner.

     8.4 Certificates.
         ------------

     Seller shall furnish Buyer with such certificates of Sellers' officers to evidence compliance with the foregoing conditions set forth in this Article VIII as may be reasonably requested by Buyer.

     8.5 Officer's Certificate with regard to Assets.
         -------------------------------------------

     Seller shall furnish Buyer with a certificate executed by an executive officer of Seller that (i) all copies (electronic, written or otherwise) of all or any portion of the Assets that are in the possession of the Seller's Affiliates, wherever found (with the exception of any portion of the Assets that are licensed to R&D as provided in Section 2.l(a)(iii)) either have been destroyed or will be provided to Buyer at the Closing (other than one copy of such materials that may be maintained by Fort Knox as escrow agent subject to a mutually acceptable escrow agreement providing for access by Seller or the SEC only as necessary to comply with any orders of the SEC) and (ii) the Visteon Speech Corpus and Speech Corpus Derivative Works have been delivered to Buyer and no portion thereof, or any copies thereof, have been retained by Seller.

     8.6 Corporate Documents.
         -------------------

     Buyer shall have received from Seller (i) the items set forth in Section 3.2(b) hereof, and (ii) resolutions adopted by the board of directors of Seller and the shareholders of Seller, if required under applicable law, approving this Agreement and the Other Agreements to which Seller or any Subsidiary is a party and the transactions contemplated hereby and thereby, certified as true and correct by Seller's corporate secretary or assistant secretary.

     8.7 No Material Adverse Effect.
         --------------------------

     There shall not have occurred any event that would have a Material Adverse Effect from the date of this Agreement to the Closing, including without limitation any event that would materially impair Buyer's rights under the License Agreement. No event that is either permitted or required hereunder shall be deemed to have a Material Adverse Effect.

     8.8 Transferred Employees.
         ---------------------

     The Buyer shall not have notified the Seller within ten (10) days of the date hereof that Buyer, in it sole discretion, is not satisfied with the results of its recruiting efforts contemplated in Section 6.3(a) hereof.

     8.9 Creditor's Committee Support.
         ----------------------------

     The Buyer shall not have notified the Seller within (10) days of the date hereof that Buyer, in its sole discretion, is not satisfied with the level of support received from the creditors committee in the U.S. Bankruptcy Case.

     8.10 Due Diligence.
          -------------

     The Buyer shall not have notified the Seller within (10) days of the later of (i) the date hereof and (ii) the date on which copies of all Contracts and the other tangible items identified on the Seller's Disclosure Schedules hereto have been received by Buyer, that Buyer, in its sole discretion, is not satisfied with its review thereof.

     8.11 Form of Pleadings.
          -----------------

     All pleadings, orders, agreements and other documents related directly or indirectly to the sale anticipated herein shall be in form and substance satisfactory to the Buyer.

          ARTICLE IX - CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

     9.1 Conditions.
         ----------

     The obligations of each of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to (i) the U.S. Bankruptcy Court authorizing Seller to enter into and perform this Agreement and the Other Agreements, which authorization shall not have been reversed, rescinded, stayed, modified or amended prior to the Closing Date, and (ii) the Belgian Bankruptcy Authority authorizing the Seller to enter into and perform this Agreement and the Other Agreements, which authorization shall not have been reversed, rescinded, stayed, modified or amended prior to the Closing Date.

                 ARTICLE X - TERMINATION, AME NDMENT AND WAIVER

     10.1 Termination.
          -----------

     This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing:

     (a) by the mutual written agreement of Buyer and Seller;

     (b) by written notice from Buyer to Seller if the Closing shall not have occurred prior to one hundred eighty (180) days from the date hereof;

     (c) by written notice from Seller to Buyer if the Closing shall not have occurred prior to one hundred eighty (180) days from the date hereof;

     (d) by written notice from Buyer to Seller if an order has been entered and not vacated within the period contemplated in clause (b) above, staying, restraining, prohibiting, or declaring illegal the consummation of this Agreement or the transactions contemplated hereby;

     (e) by written notice from Buyer to Seller if U.S. Bankruptcy Court and Belgium Bankruptcy Authority approval of this Agreement and the Other Agreements, the sale contemplated herein and the assumption and assignment of the Assumed Contracts has not been obtained within ninety (90) days of the date hereof;

     (f) by Buyer if there is:

         (i) a material breach of any representation or warranty set forth in
     Article IV or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, Buyer has notified Seller of the material breach, and the material breach has continued without cure for a period of fifteen (15) days after the notice of the material breach; or

         (ii) the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on the Closing (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

     (g) by Seller if there is:

         (i) a material breach of any representation or warranty set forth in
     Article V or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, Seller has notified Buyer of the material breach, and the material breach has continued without cure for a period of fifteen (15) days after the notice of the material breach; or

         (ii) the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Notwithstanding the above, a party shall not be allowed to exercise any right of termination pursuant to this Section 10.1 if the event giving rise to the termination right shall be due to the failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth to be performed or observed by such party.

     10.2 Effect of Termination.
          ---------------------

     If this Agreement is terminated as permitted under subparagraph (a) through
(e) of Section 10.1, such termination shall be without liability of or to any party to this Agreement, or any Representative of such party; provided, however,
                                                              --------  -------
if such termination shall result from the willful failure of any party to fulfill a condition to the performance of any other party or from a material and willful breach by any party of this Agreement, then such party shall be fully liable for any and all damages sustained or incurred by the other party or parties in connection with such failure or breach.

     10.3 Entire Agreement; Amendments and Waivers.
          ----------------------------------------

     This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


                          ARTICLE XI - INDEMNIFICATION

     11.1 By the Buyer and the Seller.
          ---------------------------

     Buyer and Seller each hereby indemnify and hold harmless the other party against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions), net of any tax benefit realized by the Indemnified Party as a result thereof (together "Damages"), reasonably incurred by the other in connection with each and all of the following:

     (a) Any breach by the indemnifying party of any representation or warranty in this Agreement;

     (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

     (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

     (d) Any violation by the indemnifying party of, or any failure by the indemnifying party to comply with, any law, ruling, order, decree or permit requirement applicable to the indemnifying party or its business, whether or not any such violation or failure to comply has been disclosed to the indemnified party; and

     (e) Any warranty claim or product liability claim relating to (i) products manufactured or sold by the indemnifying party or (ii) the indemnifying party's business or operation.

     11.2 By Seller.
         ---------

     Seller further agrees to indemnify and hold harmless Buyer from any and all Damages reasonably incurred by Buyer, in connection with each and all of the following:

     (a) Any claims against, or liabilities or obligations of, Seller or against the Assets not specifically assumed by Buyer pursuant this Agreement;

     (b) Any payments made by Buyer pursuant to the licenses contemplated in
Section 2.1(b) hereof;

     (c) Any unauthorized use, infringement, misappropriation or disclosure of any Intellectual Property relating to the Assets by any Employee not subject to a Confidentiality Agreement for the benefit of Seller;

     (d) Any tax liabilities or other obligations of Seller arising prior to the Effective Time; and

     (e) Any claims against, or liabilities or obligations of, Seller with respect to obligations under seller Employee Plans.

     11.3 By Buyer.
          --------

     Buyer further agrees to indemnify and hold harmless Seller from any and all Damages, reasonably incurred by Seller, in connection with each and all of the following:

     (a) Any of the Assumed Liabilities; and

     (b) Any tax liabilities or other obligations of Buyer arising on or after the Effective Time.

     11.4 Claims for Indemnification.
          --------------------------

     Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

     11.5 Defense by Indemnifying Party.
          -----------------------------

     (a) In Connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, relating to the misappropriation or infringement of intellectual property, the Indemnified Party shall control the defense of any such claim or legal proceeding. The Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise such action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

     (b) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, other than a claim described in clause (a) above, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (i) the Indemnified Party may detend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnified Party controls the defense of a claim and the Indemnifying Party thereafter seeks to question the maimer in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     11.6 Payment of Indemnification Obligation.
          -------------------------------------

     All indemnification by Buyer or Seller hereunder shall be effected by payment of cash or delivery of a cashier's or certified check or wire transfer in the amount of the indemnification liability.

     11.7 Survival of Representations; Claims for Indemnification.
          -------------------------------------------------------

     All representations and warranties made by the parties herein or in any instrument or document furnished in Connection herewith shall survive the Closing. All such representations and warranties shall expire on the later to occur of (i) the first anniversary of the Effective Time, and (ii) confirmation by the Bankruptcy Court of a plan of reorganization of L&H, but in any event shall expire on the second anniversary of the Effective Time, except for claims, if any, asserted in writing prior to such date, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 11 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such period. Other than with respect to claims asserted or maintained in accordance with the foregoing sentence, Buyer hereby agrees to waive its right, if any, to require that any amount relating to the contingent liabilities of L&H or Holdings arising under this Article XI be placed in an escrowed dispute reserve created pursuant to a confirmed plan of reorganization of L&H; provided that such plan provides (i) for a continuation of the business operations of L&H and/or Holdings, and (ii) that the obligations of L&H and Holdings will, under the plan, become obligations of the reorganized or successor entity that continues the business operations of L&H and/or Holdings pursuant thereto.

     11.8 Threshhold; Cap.
          ---------------

     No claim by any Indemnified Party shall be made against an Indemnifying Party for indemnification pursuant to this Article XI with respect to any item of Damages, unless such item, together with the aggregate of all prior Damages for which indemnification could be sought by such Indemnified Party pursuant to this Article XI, shall exceed $125,000, in which event such Indemnified Party shall be entitled, subject to the provisions of this Article XI, to make claims for indemnification hereunder to the extent of any and all of such Damages. Notwithstanding the foregoing, in no event shall an Indemnifying Party's aggregate liability pursuant to this Article XI exceed $13,100,000.

                               ARTICLE XII GENERAL

     12.1 Assignment.
          ----------

     Prior to the Effective Time, neither this Agreement nor any of the rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller or by Seller without the prior written consent of Buyer; provided, however, that Buyer shall have the right to assign its rights under
--------  -------
this Agreement, including the right to acquire the Assets and the Licensed Technology, to any of its Affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, henetit or obligation hereunder.

     12.2 Notices.
          -------

     Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged), delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

If to Seller, addressed to:

     Lernout & Hauspie Speech Recognition, Inc.
     52 Third Avenue
     Burlington, MA 01803-4414
     Attn: President
     Phone (781) 203-5340
     Fax:  (781) 203-5070

With copies to:

     Milbank, Tweed, Hadley & McCloy LLP
     1 Chase Manhattan Plaza
     New York, NY 10005-1413
     Attention:  Peter Roest, Esq.
     Phone (212) 530-5709
     Fax:  (212) 822 5709

     And

     Akin, Gump, Strauss, Hauer & Feld LLP
     590 Madison Avenue; 20th Floor
     New York, NY 10022
     Attention:  Daniel Golden, Esq. and Stephen B. Kuhn, Esq.
     Phone (212) 872-1000
     Fax:  (212) 872-1002

If to Buyer, addressed to:

     Visteon Corporation
     Fairlane Plaza North; 10th Floor
     290 Town Center Drive
     Dearborn, MI 48126
     Attn: Stacy Fox, Esq., Senior Vice President and General Counsel

     Telephone:  (313) 206-2760
     Fax: (313) 206-2762

With a copy to:

     Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
     One Financial Center
     Boston, MA 02111
     Attention:  Neil Aronson, Esq.
     Phone: 617-542-6000
     Fax: 617-542-2241

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

     12.3 Choice of Law.
          -------------

     This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law principles. For purposes of any dispute or controversy arising under this Agreement or the transactions contemplated hereby, which arise under or are related to the U.S. Bankruptcy Code, the parties mutually consent to the jurisdiction of the U.S. Bankruptcy Court; provided that any non-bankruptcy law issues shall be referred to a master. Each party hereby irrevocably (i) submits to the exclusive jurisdiction of the U.S. Bankruptcy Court, and agrees that the U.S. Bankruptcy Court will have sole jurisdiction, for any claim for indemnification pursuant to any provision of this Agreement and any other agreement, instrument or document contemplated by this Agreement, and no such claim for Indemnification shall be brought or adjudicated in any other court, tribunal or judicial forum unless the party against whom such claim is brought does not actually submit to the jurisdiction of the U.S. Bankruptcy Court at the time the claim is brought and (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue or the exclusive jurisdiction of the U.S. Bankruptcy Court over any such action, suit or proceeding brought in the U.S. Bankruptcy Court and any claim that any such action, suit or proceeding brought in the U.S. Bankruptcy Court has been brought in an inconvenient forum. Notwithstanding the foregoing, in the event the U.S. Bankruptcy Court declines such jurisdiction, the provisions of Section
12.11 shall apply to such claim.

     12.4 Publicity.
          ---------

     Seller shall not make any public disclosure of, or statements about, this Agreement or the information contained herein without the consent of Buyer, other than as necessary to comply with applicable law (including without limitation the U.S. Bankruptcy Code), the rules of the SEC or any securities exchange on which Seller is then listed. Buyer shall not make any public disclosure of, or statements about, this Agreement or the information contained herein without the consent of Seller, other than as necessary to comply with applicable law (including without limitation the U.S.

Bankruptcy Code), the rules of the SEC or any securities exchange on which Buyer is then listed. The provisions of this Section 12.4 shall survive any termination of this Agreement.

     12.5 Multiple Counterparts.
          ---------------------

     This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6 Expenses.
          --------

     Other than as provided in Section 6.2(e), Buyer and Seller shall each bear their own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, financial advisors, brokers or finders, and consultants incurred in connection with the transactions contemplated hereby, whether or not the transactions contemplated herein occur. Seller shall be responsible for all fees and expenses (excluding any sales taxes) payable to any governmental authority in connection with the transfer of the Assets to Buyer.

     12.7 Invalidity.
          ----------

     In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such provision or provisions shall be judicially reformed consistent with the parties' intentions so as to be valid, legal and enforceable to the maximum extent possible and such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     12.8 Titles.
          ------

     The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.9 Survival.
          --------

     The obligations of the parties under paragraphs 6.2(e), 6.2(1), 6.3(a) and 6.3(d) and Articles 10, 11 and 12 shall be binding obligations of the parties and shall survive termination or expiration of this Agreement for a period of four years, except where the terms of such obligation specifically reference a shorter time.

     12.10 Remedies.
           --------

     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof and/or injunctive relief, in addition to any other remedy at law or equity.

     12.11 Arbitration.
           -----------

     Other than as provided in Sections 12.3 or 12.10, any dispute, controversy or claim arising out of or relating to this Agreement or any other agreements contemplated hereby, including, but not limited to, any breach, or as to its existence, validity, interpretation, performance or non-performance, breach, or damages, including claims in tort, shall be decided by a single neutral arbitrator chosen by mutual agreement of the parties in binding arbitration pursuant to the commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall take place in Boston, Massachusetts, and in no other place. The parties to any such arbitration shall be limited to the parties to this Agreement (or any successor thereof). The arbitration shall be conducted in accordance with the procedural laws of the United States Federal Arbitration Act, as amended. The written decision of the arbitrator shall be final and binding, and may be entered and enforced in any court of competent jurisdiction and each party specifically acknowledges and agrees to waive any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

     12.12 Settlement Discussion.
           ---------------------

     This Agreement and the agreements contemplated hereby are a compromise of disputes and claims and nothing herein or therein shall be deemed or construed to be an admission or concession of any rights whatsoever on the part of any individual or entity whatsoever. None of this Agreement, any of the agreements contemplated herein, or any evidence of any negotiations in connection with this Agreement or any of the agreements contemplated herein shall be offered or received in evidence or used in any way in any legal proceeding or other action except to enforce the terms and provisions hereof.

     12.13 Guaranty.
           --------

     Visteon hereby unconditionally and irrevocably guarantees, as primary obligor and not merely surety, to Seller the due and mutual payment and performance of all the obligations of Buyer under this Agreement and the Other Agreements when and as the same shall become due to Seller, including, without limitation, the punctual payment of any amounts payable in respect of indemnity obligations in accordance with the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

                             LERNOUT & HAUSPIE SPEECH
                             PRODUCTS N.V., a Belgian corporation

                             By: /s/ Philippe Bodson
                                --------------------------------------------
                             Name:  Philippe Bodson
                             Title: President & Chief Executive Officer


                             L&H HOLDINGS USA, INC., a Delaware
                             corporation

                             By: /s/ Philippe Bodson
                                --------------------------------------------
                             Name:  Philippe Bodson
                             Title: President & Chief Executive Officer


                             L&H AUTOMOTIVE, INC., a Delaware
                             corporation

                             By: /s/ Philippe Bodson
                                --------------------------------------------
                             Name:  Philippe Bodson
                             Title: President & Chief Executive Officer

                             VISTEON ACQUISITION CORP., a Delaware
                             corporation

                             By: /s/ Stacey L. Fox
                                --------------------------------------------
                             Name:  Stacey L. Fox
                             Title: Senior V.P.


                             VISTEON CORPORATION, a Delaware
                             corporation

                             By: /s/ Stacey L. Fox
                                --------------------------------------------
                             Name:  Stacey L. Fox
                             Title: Senior V.P.